DRAFT
NEWS RELEASE
January 30, 1998

                                                  NORTH CENTRAL BANCSHARES, INC.
                                                           FOR IMMEDIATE RELEASE

                                            Contact: David M. Bradley, Chairman,
                                           President and Chief Executive Officer
                                                                  (515) 576-7531

                    NORTH CENTRAL BANCSHARES, INC. COMPLETES
                      ACQUISITION OF VALLEY FINANCIAL CORP.

Fort Dodge, Iowa, January 30, 1998 . . . North Central Bancshares, Inc. (NASDAQ/NMS:FFFD) has announced today the successful completion of the acquisition of Valley Financial Corp. and the merger of Valley Savings Bank, FSB, Burlington, Iowa Valley Financial's wholly owned subsidiary, with and into First Federal Savings Bank of Fort Dodge, the wholly owned subsidiary of North Central, both of which will be effective as of the close of business today. The shareholders of Valley Financial received $525.00 in cash for each share of Valley Financial common stock held. The total consideration amounted to $14,726,250.00. The branch offices of Valley Savings Bank will continue to operate as Valley Savings Bank, a division of First Federal. The addition of Valley Savings Bank's three banking offices will increase the number of First Federal's banking offices to a total of seven in southeastern and north central Iowa.

Mr. David M. Bradley, Chairman of the Board, President and Chief Executive Officer of both North Central and First Federal, commented, "In addition to representing our first acquisition to enhance our franchise, the acquisition of Valley Financial effectively deploys some of the capital raised in our second step conversion completed in 1996. We are confident that the transaction will enhance shareholder value and provide long-term benefits for our customers and the communities that First Federal and Valley Savings Bank serve."

As a result of the acquisition, North Central will have in excess of $300 million in assets and $240 million in deposits.

North Central Bancshares, Inc., through its wholly-owned subsidiary, First Federal Savings Bank of Fort Dodge, headquartered in Fort Dodge, Iowa now serves north central Iowa at four full service locations in Fort Dodge, Nevada and Ames, Iowa and southeastern Iowa at three full service locations in Burlington and Mount Pleasant, Iowa, which will operate as Valley Savings Bank branches. First Federal's deposits are insured by the Federal Deposit Insurance Corporation. The Company's stock is traded on The Nasdaq National Market under the symbol "FFFD."